Investor Relations:

Marty Tullio, Managing Partner

McCloud Communications, LLC

949.553.9748

marty@mccloudcommunications.com

Media Relations:

Joyce Johannson, Johannson Communications

612.927.4543 (office); 612.845.3080 (cell)

joyce@johannsoncommunications.com

CNS Response Announces Reverse Stock Split

Aliso Viejo, CA – April 2, 2012 – CNS Response, Inc. (OTCBB: CNSO) today announced that its Board of Directors, at a meeting held on March 28, 2012, approved a reverse split of the Company’s common stock at a ratio of one share for every 30 shares of common stock outstanding. The split will become effective at 5:00 pm, Pacific Time, on Monday, April 2, 2012. The reverse split ratio and timing of the reverse split were determined by the Board pursuant to a proposal to amend the Company’s Certificate of Incorporation to effect a reverse split of its common stock and a reduction in the number of authorized shares of common stock from 750,000,000 to 100,000,000, which proposal was approved by its stockholders at a special meeting of stockholders held on January 27, 2012.

“This reverse split was effected with the goal of obtaining a price per share of at least $4.00, to enable us to list our shares on the NASDAQ National Market. We view this as an important step in the Company’s growth,” said David B. Jones, Chairman of the Board. “Our purpose for listing on the NASDAQ National Market is to reduce the volatility of our stock price and to provide greater liquidity to our shareholders.”

At the effective time of the reverse split, immediately and without further action by the Company’s stockholders, every 30 shares of the Company’s common stock issued and outstanding will automatically be combined into one share of common stock. In the event the reverse split leaves a stockholder with a fraction of a share, the number of shares due to the stockholder will be rounded up. Further, any options, warrants and rights outstanding as of the effective time that are subject to adjustment will be adjusted in accordance with the terms thereof. The Company’s common stock will trade under a new CUSIP number after the reverse split.

As a result of the reverse split, a “D” will be placed on the common stock’s ticker symbol for 20 business days.

About CNS Response

CNS Response provides reference data and analytic tools for clinicians and researchers in psychiatry.  While treatment has doubled in the last 20 years, It is estimated that 17 million Americans have failed two or more medication therapies for their mental disorder. The company’s Psychiatric EEG Evaluation Registry, or PEER Online™, is a new registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through an EEG.  Based on the company’s original physician-developed database, there are now over 34,000 outcomes for 8,700 unique patients in the PEER registry. The objective of PEER Online™ is to avoid trial and error pharmacotherapy, the dominant approach for treatment resistant patients.

To read more about the benefits of this patented technology for patients, physicians and payers, please visit www.cnsresponse.com.  Medical professionals interested in learning more can contact CNS Response at PEERinfo@cnsresponse.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed above, particularly related to the listing of the company’s common stock, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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